0 45 86 0 110 84 210 189 124 153 102 51 127 127 127 23 67 5 204 153 0 100 0 100 May 2nd, 2019 | New York Cadence Bancorporation Investor Day Exhibit 99.1

Disclaimers This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2018, and our Registration Statement on Form S-4 filed with the SEC on July 20, 2018, other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identity of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; the amount of nonperforming and classified assets we hold; the possibility that the anticipated benefits of the merger with State Bank are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Cadence does business. Cadence can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and Cadence does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. Certain of the financial measures and ratios we present, including “efficiency ratio,” “adjusted efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity”, “adjusted return on average tangible common equity”. “adjusted return on average assets”, “adjusted diluted earnings per share” and “pre-tax, pre-provision net earnings,” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods. These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance. A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included in the Appendix.

Investor Day Agenda

Timing (Eastern)	Topic	Cadence Presenters
	Breakfast & Registration: 7:00 a.m. – 8:00 a.m.	
8:00 a.m. – 8:15 a.m.	I. Introduction & Overview	**Paul Murphy** - *Chairman and Chief Executive Officer* Sam Tortorici, Hank Holmes, Valerie Toalson
8:15 a.m. – 9:15 a.m.	II. Credit & Underwriting	**Paul Murphy** - *Chairman and Chief Executive Officer* Sam Tortorici, Hank Holmes, David Black, Steve Barnhart
9:15 a.m. – 10:00 a.m.	III. Texas C&I, Energy, CRE and Mortgage	**Hank Holmes** - *President, Cadence Bank N.A.* Barry Kelly, Randy Petersen, Eric Broussard, Tim Williamson
	Break - 10:00 a.m. – 10:10 a.m.	
10:10 a.m. – 10:55 a.m.	IV. Specialized Industries and ABL	**Randy Schultz** – *EVP, Specialized Industries* Billy Crawford, Steve Prichett, Daniel Holland, Andy McGhee
10:55 a.m. – 11:40 a.m.	V. Funding and Margin	**Valerie Toalson** – *Chief Financial Officer* Katrina King, Dann Lee, Tell Alessio
11:40 a.m. – 12:25 p.m.	VI. State Bank and Georgia market opportunities	**Sam Tortorici** – *CEO, Cadence Bank N.A.* BJ Green, Spencer Strickland, Sheila Ray, David Black
12:30 p.m. – 1:30 p.m.	Lunch – Technology & Other Business	**Tom Clark** – *EVP, Chief Information Officer* / All

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Table of Contents TOPIC   Slide #   TOPIC   Slide #               Section I: Introduction & Overview   5   Section V: Funding and Margin   80         Treasury Management   82 Section II: Credit & Underwriting   14   Retail Banking   88         Funding and Interest Rates   95 Section III: Texas C&I, Energy, CRE and Mortgage   29         Texas C&I   30   Section VI. State Bank and Georgia Market Opportunities   108 Energy - Midstream   36         Energy - E&P   44   Section VII. Information Technology   123 Commercial Real Estate   49 Mortgage   56                       Section IV: Specialized Industries and Asset Based Lending   59   Appendix   127 Healthcare Banking Group   60         Technology Banking Group   64         Restaurant Banking Group   68         AloStar Asset Based Lending   74

I. Introduction & Overview Paul Murphy Sam Tortorici Hank Holmes Valerie Toalson Session 1 | 8:00 a.m. – 8:15 a.m.

Key Profitability Metrics $ in millions, unless otherwise indicated Net Income(2) Return on Assets(2) Return on Tangible Equity(2) (1) “Adjusted” figures are considered non-GAAP financial measures. See “Non-GAAP Measures and Ratio Reconciliation” in the appendix (2) As reported according to generally accepted accounting principles (“GAAP”) Adjusted Net Income(1) Adjusted Return on Assets(1) Adjusted Return on Tangible Equity(1)

(1) Considered a non-GAAP financial measure. Historical Financial Performance $ in millions, unless otherwise indicated 3.71% 3.52% 3.59% 3.64% 3.66% 3.58% 3.55% 4.21% Net Interest Margin (%)

It Matters Who You Choose to be Your Banker – Experience & Relationship

	Executive Officers	Age	Experience	Previous Experience
	**Paul B. Murphy, Jr.** Chairman and Chief Executive Officer	59	38	▪ Co-Founder and former CEO of Amegy bank – Grew Amegy Bank from 1 location / $75mm in assets in 1990 to 85 locations / $11bn in assets by 2010 – Generated a 36x return and 16 year IRR of 25%+ for initial investors when sold to Zions in 2005 ▪ Spent 9 years at Allied Bank of Texas/First Interstate
	**Samuel M. Tortorici** President	53	31	▪ CEO of Regions Bank C&I business – Oversaw ~$40bn of loan commitments and deposits generating over $1bn in revenue. Led 500 bankers across 16 states – Over 12 years In the Atlanta market, integrated one whole bank acquisition and grew business services, wealth, retail and specialized industries
	**Valerie C. Toalson** Executive Vice President, Chief Financial Officer	53	31	▪ CFO of BankAtlantic Bancorp (7 years) ▪ 13 years at Bank of Oklahoma in various senior roles including Controller, Credit Services and Chief Auditor ▪ Financial Services Audit Manager at Price Waterhouse
	**Hank Holmes** Executive Vice President, Business Services	48	26	▪ President of Cadence Bank ▪ Former Director of Special Assets, Private Banking and Commercial Real Estate divisions at Amegy Bank of Texas ▪ Spent 18 years at Amegy; 10 years on Executive Management Team
	**Randy Schultz** Executive Vice President, Specialized Industries	60	37	▪ Founder and managing director of Regions Bank's Restaurant Banking Group (RRB) ▪ Managing Director of Bank of America's Restaurant and Beverage Finance Group (RBFG) – Grew portfolio from $300mm in assets to over $7bn
	**David F. Black** Executive Vice President, Chief Risk Officer	43	22	▪ Chief Credit Officer and Executive Vice President of State Bank ▪ Director of Corporate Strategy at First Horizon National Corporation and held various leadership roles at Wachovia, Wells Fargo and SunTrust
	**Sheila E. Ray** Executive Vice President, Chief Talent Officer	60	38	▪ CFO, COO, Corporate Secretary and EVP at State Bank ▪ CFO and COO at Eagle Bancshares, acquired by RBC ▪ Director of Information Services, Operations and Administrative Services at First National, acquired by Regions

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Board of Directors Precious W. Owodunni Virginia A. Hepner J. Thomas Wiley, Jr. Marc J. Shapiro Scott M. Stuart J. Richard Fredericks William B. Harrison, Jr. Joseph W. Evans Paul B. Murphy, Jr. President of Mountaintop Consulting, LLC Former President and CEO of the Woodruff Arts Center and retired EVP of Wachovia Bank Former Director, Vice Chairman, and Chief Executive Officer of State Bank Financial Retired Non-Executive Chairman of JPMorgan Chase & Co.’s Texas operations Co-Founder and Managing Partner of Sageview Capital LP Founding Partner and Managing Director at Main Management, LLC Lead Outside Director of Cadence Bancorporation, Retired Chief Executive Officer of JPMorgan Chase & Co. Vice Chairman of Cadence Bancorporation, Former Chairman of State Bank Financial Chairman and Chief Executive Officer of Cadence Bancorporation Diversified…..Devoted…..Experienced (1) Mr. Robert K. Steel is not standing for re-election at the May 8, 2019, Annual Meeting. Kathy Waller has been nominated for election as a Class II director. Kathy Waller(1) Director Nominee Former Chief Financial Officer and President, Enabling Services of The Coca-Cola Company

Cadence Bank History - A Franchise Evolved

FORMATION
2009 – Oct. 2010
Cadence Bancorp, LLC
- Board of Directors and management team formed
- Buy/recap distressed banks in need of capital and mgt.
- $1bn committed capital raise

RETURN OF CAPITAL - LLC
Nov. 2017 – Sep. 2018
- April 2017 IPO provided access to public markets
- Three marketed follow-on offerings totaling $1.1b
- Two block trades totaling $688mm and final share distribution by LLC

Merger History

March 2011
CADENCE
Cadence Bank, N.A.
- Starkville, MS-based
- $1.5bn in assets
- 38 branches
- 126-yr history

April 2011
SUPERIOR BANK
Superior Bank, N.A.
- Birmingham, AL-based
- $2.6bn in assets
- 73 branches
- 54-yr history
- FDIC Loss Share

July 2012
ENCOREBANK
Encore Bank, N.A.
- Houston, TX-based
- $1.6bn in assets
- 12 branches
- Linscomb & Williams
- Encore Trust

January 2019
STATE BANK
Financial Corporation
State Bank and Trust Company
- Atlanta, GA-based
- $4.9bn in assets
- 32 branches
- Strong funding profile in Atlanta, middle and coastal GA.
- ABL, SBA and other capabilities

Recruit Teams / Organic Growth

September 2011
- Added a 16 person C&I team in Houston

December 2011
- Added a 6 person Specialized Industries lending team including Healthcare and Restaurant

August 2012
Tampa
- Commercial Banking
- Business Banking
- Treasury Management

2018 & 2019
Dallas
- Commercial Banking

Atlanta
- C&I Market Leader

Cadence Bank Footprint


Cadence Branch (66)
State Bank Branch (32)
Cadence LPO / Trust Office

Strong Organic Growth

($ in millions)	2013	2014	2015	2016	2017	2018	CAGR
Assets	$6,453	$7,945	$8,812	$9,531	$10,949	$12,730	14.6 %
Loans	$4,859	$6,193	$6,917	$7,433	$8,253	$10,054	15.7 %
Acquired	$1,466	$1,073	$730	$554	$458	$550	(17.8)%
Originated	$3,394	$5,120	$6,186	$6,879	$7,795	$9,504	22.9 %
Deposits	$5,347	$6,580	$6,987	$8,017	$9,011	$10,709	14.9 %
Branches	99	81	66	66	65	66	(7.8)%
FTEs	1,373	1,344	1,218	1,193	1,205	1,170	(3.1)%

CADE
LISTED
NYSE
April 2017
- $173mm Initial Public Offering

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Key Investment Highlights Respected Veteran Management Team and Board of Directors Attractive Run-Rate Core Profitability and Return Profile Middle Market C&I focus, Texas and Atlanta franchise and Specialized Industries Drive Growth Proven Business Model Focused on Client Relationships, High Touch, Personal Service Mid-Sized Bank with Large Bank Skill Set and Talent Well Positioned in Attractive Markets in Texas and the Southeast Disciplined Underwriting and Well Established Risk Management Framework

Despite strong profitability, Cadence is currently trading well below peers Outperformance in profitability . . . Consensus 2020E ROAA Consensus 2020E ROATCE . . . not reflected in valuation multiples P / 2020E EPS P / TBV Peer median: 10.8x Peer median: 1.9x Source: S&P Global Market Intelligence, FactSet. Note: Market data as of April 29, 2019; Financial data for most recent quarter available; 2020E ROAA, ROATCE and EPS based on equity research median consensus

Targets Short Term & Long Term Metrics Targets Timing Organic loan growth 9-10% 2019 Core NIM growth Flattish 2019 Adjusted non-interest expense(1) 5-6% 2019 Effective tax rate 23% 2019 Adjusted efficiency ratio 44% - 46% Long-term Target to be the top performing regional bank by generating positive operating leverage (1) Based on first quarter 2019 run-rate “Adjusted” non-interest expense, excluding core deposit intangible expense

II. Credit & Underwriting Paul Murphy Sam Tortorici Hank Holmes David Black Steve Barnhart Session 2 | 8:15 a.m. – 9:15 a.m.

Risk Management Framework Credit Risk Reputation Risk Interest Rate Risk Liquidity Risk Strategic Risk Compliance Risk Operational Risk Quarterly Analysis of Risk Profile by Risk Category Governing Board Robust Lines of Defense Committee Structure Providing Effective Challenge from Management and Board Governance & Compensation Committee Risk Management Committee Audit Committee Enterprise Risk Management Committee [meets twice monthly] Senior Loan Committee [meets twice weekly] Senior Credit Risk Management Committee [meets monthly] Credit Transition Committee [meets at least quarterly] Allowance for Credit Loss Committee [meets multiple times per quarter] Asset Liability Management Committee [meets monthly]

Credit Risk Management Oversight Credit Risk Appetite Credit metrics presented to full Board at every meeting Detailed credit risk portfolio reporting reviewed monthly by Chairman, CEO, President, CRO and other executives Extensive concentration limits by asset class and credit structure (including leveraged loans and enterprise value) Dynamic concentration limits with weighted average risk ratings by asset class Credit trends monitored monthly on an enterprise basis Key risk indicators reported monthly with required remediation plans if thresholds are exceeded Risk appetite and direction of risk analysis by portfolio Quarterly wholistic comparison of credit risk profile to credit risk appetite Tone at the Top Continuous Credit Challenge/Monitoring Consistently managed and monitored process with monthly analysis of exceptions Financial Statement reporting including borrowing base certificates and loan compliance certification Pre-loan field audits and post-loan field audits Semiannual reviews > $10mm Annual reviews > $2.5mm Criticized asset reviews quarterly >$1mm Rigorous loan review, with significant coverage of the portfolio, reporting directly to the Board A risk culture of responsibility and accountability Bad news must travel fast Twice weekly Senior Loan Committee meetings where Executive Management sets clear tone from the top regarding credit quality Effective challenge Open and frequent communication between multiple lines of defense Understanding Risk Dual risk ratings with Probability of Default (PD) & Loss Given Default (LGD) Enhanced data & analytics by portfolio Periodic comparison to peers through the credit life cycle Standards for measuring interest rate risk on a individual loan basis Compliance customer conduct and anti- money laundering risk management in high risk relationships

Historical Financial Highlights – Bank Only $ in millions, unless otherwise indicated Source: S&P Global Market Intelligence. Financial information for Cadence Bank, N.A. and State Bank and Trust Company. Based on bank and thrift regulatory filings (Y-9Cs, Call Reports, or TFRs). (1) For the fourth quarter of 2018, Cadence Bancorporation and State Bank Financial reported Adjusted efficiency ratio of 49.0% and 48.9%, respectively.

Historical Asset Quality – Bank Only $ in millions, unless otherwise indicated Source: S&P Global Market Intelligence. Financial information for Cadence Bank, N.A. and State Bank and Trust Company. Based on bank and thrift regulatory filings (Y-9Cs, Call Reports, or TFRs). (1) Historic State Bank and Trust Company credit metrics including purchased credit impaired loans

$ in millions, unless otherwise indicated Note: Based on NAICs codes and publicly reported loan segment breakdown in SEC reporting. Figures represent Originated & Acquired Loans. (1) Tech numbers removed from general C&I (2) Criticized Residential Real Estate loans includes Acquired Credit Impaired (ACI) loans of $30 million in 2016, $26 million in 2017, and $4 million in 2018 Historical Asset Quality by Industry(1) – Cadence Bank only Of the $86 million in past due and non accrual loans at December 2018, 84% are current

Combined Loan Portfolio – as of March 31, 2019 Total loans outstanding of $13.7 billion as of March 31, 2019, excluding held-for-sale and deferred fees Note: Based on NAICs codes and publicly reported loan segment breakdown in SEC reporting. Tech numbers removed from general C&I. Figures represent Originated & Acquired unless otherwise noted (1) Based on collateral location for real estate-secured loans and where the customer headquarters are for other loans (2) Percentage (%) based on period end loans $ in millions, unless otherwise indicated Total Loans by Location(1) Total Loans by Type

Shared National Credits (SNC) The federal banking agencies defines a “Shared National Credit” as any loan extended to a borrower which aggregates $100 million(1) or more and is shared by three or more banks. Concerns of the market: Banks buying paper, not fully underwritten, or dubious credit risk Inferior profitability – not full banking relationship (1) To adjust for inflation and changes in average loan size, the federal banking agencies announced effective January 1, 2018, the aggregate loan commitment threshold for inclusion in the Shared National Credit (SNC) program will increase from $20 million to $100 million, the first increase in the dollar threshold for inclusion as a SNC since the program's inception in 1977. Banking Strategy (not a passive SNC Portfolio): Middle Market Banking Focus Active relationship lending Experienced, larger bank lending history Handled relationships in prior life “Playing down” – strong skill set Leading more deals with CADE’s growing balance sheet Ancillary Business Significant contributor of profitability: Cadence Bancorporation reported 19.7% Adjusted ROE, 1.72% Adjusted ROA, and 45.7% Adjusted Efficiency Ratio for first quarter 2019. Typical Credit: Larger companies with stronger credit More access to capital Stronger control environment Credit done right, whether it’s real estate, consumer, C&I or SNC, needs to be conservative. Over time, SNCs have performed well. We are comfortable with the risk profile of our portfolio. SNCs diverse by industry and geography SNCs more liquidity – bid/trade Credits & Lead Agents – we underwrite both the direct credit as well as the syndicate/agents. We don’t do business with some.

Shared National Credits (SNC) Overview Shared National Credit loans outstanding of $2.8 billion or 20% of total loans as of March 31, 2019 $ in millions, unless otherwise indicated Total Loans by Location Total Loans by Type

Shared National Credits – Historical Credit Losses Management team and relationship managers have significant experience underwriting and managing Shared National Credit exposures Shared National Credits are evaluated using the same rigorous credit standards we apply to each and every loan Strong control and risk environment Total Shared National Credit Loans Total SNC Loans - Excluding Energy $ in millions, unless otherwise indicated SNC exam conducted by OCC twice a year Auditors (EY) independently review the regulatory SNC exams as well internal audit Only $0.9 million in total life-to-date losses in Shared National Credit loans excluding Energy, both related to strategic exits Note: Paul Murphy’s prior experience as CEO of Amegy Bank from 1990 – 2009 was highlighted by a solid credit track record in C&I (including SNCs), with average net charge-offs of 28 bps – see appendix

Leveraged Lending w/o Moderating Characteristics

General Guidance for "Leveraged Lending"

Regulatory guidance of leveraged loans are loans with senior leverage >3.0x EBITDA or total leverage >4.0x EBITDA on a **committed** basis.[1] Regulatory allows some industries to have higher leverage and not be considered leveraged.

Paul Murphy's View of Risk Spectrum Today[2]



Residential
Cadence Legacy CRE
Midstream
Technology
General C&I
State Bank's legacy RE portfolio
Healthcare
Energy Services
E&P
Restaurant
Lower
Higher
SNCs as a Category
Leveraged Lending as a Category

"CADE Leveraged Lending"

- Cadence is disciplined in our approach to leveraged lending and our focus is on building relationships, generally where a strong borrower or sponsor relationship exists and ancillary business is customary.
- "CADE leveraged loans" are defined as leveraged on a committed basis and **without** moderating characteristics that we believe mitigate risk.
  - Select Moderating Characteristics include:
    - Rising Angels
    - Restrictive Covenants
    - Conditional Commitments/Lines
    - Substantive Guarantees
- CADE leveraged loans represent $776 million, 64 credits and 5.7% of the total loan portfolio
- **Zero lifetime to date charge offs from leveraged loans**
- Focused on industries with stable and predictable cash flows
- ~45% of leveraged loans are SNCs

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(1) "Comptroller's Handbook - Leveraged Lending." Comptroller of the Currency, February 2008
(2) Based on Paul Murphy's philosophical view of Cadence Bank's loan portfolio based on his view today, which may differ from other Cadence bankers and subject to change over time

Cadence Bank, N.A. Member FDIC

CADE Leveraged Lending(1) Total CADE Leveraged Loans outstanding of $776 million or 5.7% of total loans as of March 31, 2019. Total Loans by Type $ in millions, unless otherwise indicated (1) “CADE leveraged loans” are defined as leveraged on a committed basis and defined without a moderating characteristic Leveraged lending remains well diversified across all industries. General C&I, is further diversified with no one industry making up more than 15% of the General C&I category Only one (1) borrower was delinquent at March 31, 2019. Delinquency was due to an administrative (non-credit related) issue that was resolved subsequent to quarter end. Total Loans by Location

Underwriting of CADE Leveraged Lending(1) A well underwritten/managed portfolio can withstand recessionary periods and perform well. Cadence has managed through a major downturn in energy prices and our bankers have experience through numerous credit cycles. We have confidence in our team, our policies, our monitoring practices, our selection and management of risk overall. We are not relaxed and are forever diligent on the changes in the risk environment. WHAT WE GENERALLY DO: We have chosen to manage portfolio risk through our seasoned bankers who specialize in the industries in which we lend Deep relationships with borrowers and sponsors backing such deals Ability to influence structure Disciplined selection of risk Have a team of bankers who have successfully managed through various credit cycles Underwriting standards have withstood the test of time through expansions and recessions Active ongoing maintenance of credit WHAT WE GENERALLY DON’T DO: Make exceptions for the sole reason of generating loan growth or “buying” paper.   Expand rapidly in new areas that we don’t have the expertise Structures we don’t have an appetite for: Term Loan B Light amortization Covenant light deals  As part of our underwriting, each deal is analyzed for repayment capacity and must have cash flows that should repay the loan within timelines that adhere and are generally more conservative than regulatory guidance parameters.  (1) “CADE leveraged loans” are defined as leveraged on a committed basis and defined without a moderating characteristic

CADE Leveraged Lending(1) Cadence is selective in partnering with experienced sponsors and quality private equity firms who do not push the limit on leverage. Our experience has been that sponsor backed deals are overall a plus. When a sponsor-backed company has a problem, sponsors are quick to engage. Sponsors are willing to challenge management’s thinking and hold management accountable. Sponsors are an important source of cash, advice and discipline. Sponsor backed deals are more likely to perform when challenges are met. More than half of the loan customers also have meaningful deposit or ancillary relationship. Approaching bank policy limit in leveraged lending and no intention on increasing this limit Zero lifetime to date charge offs from leveraged loans $ in millions Loans by Purpose(2) (1) “CADE leveraged loans” are defined as leveraged on a committed basis and defined without a moderating characteristic. (2) As of December 31, 2018. Data gathered internally from Cadence relationship managers.

Concluding Thoughts on Credit & Underwriting Credit & Underwriting of ALL loans Engaged Board & Management Attentive to Credit Risk Experienced Team C&I is a Core Competency Diversified Exposure Active Portfolio Management Conservative Risk Management Framework We have a solid credit foundation to effectively manage and underwrite all of our lines of business Shared National Credits Relationship centric approach Larger companies with access to capital Highly efficient, and meaningful contributor to our return metrics Leveraged Lending Higher end of the risk spectrum, but extensively monitored Fundamentally conservative approach to underwriting Focused on areas of expertise Strong aversion to covenant light, light amortization, and term loan B structures Significant diversity (geography, industry, purpose) SNCs and leveraged loans are purposeful strategic components to the Cadence Loan portfolio

Hank Holmes Barry Kelly Randy Petersen Eric Broussard Tim Williamson III. Texas C&I, Energy and Commercial Real Estate Session 3 | 9:15 a.m. – 10:00 a.m.

Barry Kelly Texas C&I

C&I Texas Team Overview C&I Texas Team Overview Banking teams serving the Houston, San Antonio and Dallas metropolitan markets. Teams are managed by experienced leaders with highly capable relationship managers and support teams. The client base consists of a wide variety of industries in manufacturing, distribution and service. The target market consists of businesses with revenues between $25 -$500MM. Commitment levels generally range from $5-$30MM. Barry Kelly – C&I Texas Team Lead 36 years of banking experience in commercial banking, all in the Houston market. Built and led commercial banking teams at Bank One, Wachovia Bank, and Regions, prior to joining Cadence 8 years ago. Total Commitments: $3,458MM Total Outstandings: $2,303MM (1) Figures are for C&I Texas Banking Group only. General C&I loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Commercial & Industrial NAICS figures and include certain loans originated outside of C&I Texas Banking Group.

Texas C&I Portfolio Metrics As of 3/31/19 there are 29 active C&I Agented Relationships (1) Figures are for C&I Texas Banking Group only. General C&I loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Commercial & Industrial NAICS figures and include certain loans originated outside of C&I Texas Banking Group.

Texas C&I Team Deals with Selective PE Funds *with firm or senior principals (1) Figures are for C&I Texas Banking Group only. General C&I loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Commercial & Industrial NAICS figures and include certain loans originated outside of C&I Texas Banking Group.

Underwriting Parameters for C&I Leveraged Lending & SNCs Leveraged Lending – General Underwriting Parameters Long term sponsor relationships Typically 50% equity/mezz and 50% senior debt on transactions Deleveraging requirements (amortization, ECF and covenants) Excess fund liquidity Extensive 3rd party due diligence Management team experience and reputation Full wallet relationships SNC – General Underwriting Parameters Direct relationship with the company and its management team Committed meaningful ancillary business Reputable and sophisticated Agent Cadence is a party to the loan agreement and documentation The return meets our target hurdle rate Relationships acquired through direct calling efforts; no bought paper (1) Figures are for C&I Texas Banking Group only. General C&I loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Commercial & Industrial NAICS figures and include certain loans originated outside of C&I Texas Banking Group.

2015 2016 2017 2018 Credit Quality Charge-Offs $4,695M 0 0 0 Recoveries 0 0 -$217M -$1,212M Net Charge-Offs $4,695M 0 -$217M -$1,212M $ # of Credits % Credit Quality as of 3/31/19 Total Loan Outstandings $2,401MM OAEM Outstanding Balance $62.8MM 5 2.61% Substandard Outstanding Balance $64.5MM 5 2.68% Non-Accrual Outstanding Balance $24.3MM 1 1.01% Texas C&I Team Credit Quality Charge-off history reflects no write-offs over the past three years and recoveries in 2017 and 2018 from the 2015 losses. Credit Quality at 3/31/19 reflects continued strong portfolio performance with low percentages of classified Credits and non-accruals. (1) Figures are for C&I Texas Banking Group only. General C&I loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Commercial & Industrial NAICS figures and include certain loans originated outside of C&I Texas Banking Group.

Randy Petersen Energy - Midstream

Energy Group – Segment Overview Cadence Midstream Energy Group Focus Cadence E&P Group Focus (1) Figures are for Midstream Banking Group only. Midstream Banking Group loans for Cadence Bancorporation are reported in our publicly filed financial statements in both the Midstream and General C&I categories.

Midstream Energy Group – Overview & Portfolio Metrics 7 Member team focused on Midstream Energy Lending The two senior members each have ~30+ years of energy and banking experience with the rest of the team experience ranging from ~3-14 years. Loans outstanding average 50-60% of commitments $ in millions, unless otherwise indicated (1) Figures are for Midstream Banking Group only. Midstream Banking Group loans for Cadence Bancorporation are reported in our publicly filed financial statements in both the Midstream and General C&I categories.

Midstream Energy Group – Agented & Ancillary Business Led a number of notable transactions since 2015 while partnering with a diverse group of participant banks. Deals over $100 million: Medallion Midstream, EagleClaw, Solaris, and EVX. Participant Banks Include: ABN Amro, Amegy Bank, BOK Financial, Citibank, JP Morgan, Wells Fargo. In addition, provide structuring / syndication role in 5 deals with Cadence being awarded a Joint Lead Arranger title. Declined Loans - Cadence sees and underwrites a significant amount of opportunities annually and is very selective in declining deals that do not fit target underwriting parameters. $ in millions, unless otherwise indicated (1) Figures are for Midstream Banking Group only. Midstream Banking Group loans for Cadence Bancorporation are reported in our publicly filed financial statements in both the Midstream and General C&I categories.

Midstream Energy Group – Select Private Equity Backed Lead Financings (1) Figures are for Midstream Banking Group only. Midstream Banking Group loans for Cadence Bancorporation are reported in our publicly filed financial statements in both the Midstream and General C&I categories.

Midstream Energy Group- Key Midstream P.E. Relationships The Cadence Midstream team has strategically targeted well known energy focused PE sponsors to develop relationships with. We have provided financings for 25 different energy focused PE sponsors to date. The result of this has been an excellent track record with repeat lending opportunities and expanded relationships with some of the most well regarded and active PE funds in the energy and midstream specific space. *with firm or senior principals (1) Figures are for Midstream Banking Group only. Midstream Banking Group loans for Cadence Bancorporation are reported in our publicly filed financial statements in both the Midstream and General C&I categories.

Midstream Energy Group – Underwriting Parameters Significant Equity Capitalization of ~50-65%. Experienced management teams and private equity firms with a long history in both the energy space and midstream space. Fee based revenue is underpinned by long term contracts that provide either a) acreage dedications or b) minimum volume payments. Customers located in oil and gas basins with high levels of activity and low break-even economics that are likely to support continued oil and gas development. Industry leverage covenant is 4.5x with Cadence Midstream portfolio currently averaging 2.8x funded. Minimal direct commodity exposure as the majority of contracts are fees based on volumes. (1) Figures are for Midstream Banking Group only. Midstream Banking Group loans for Cadence Bancorporation are reported in our publicly filed financial statements in both the Midstream and General C&I categories.

Midstream Energy Group – Current Market Conditions Cadence’s Pipeline – Since 12/31/18, Cadence has closed 3 new Lead deals. Awarded 3 Lead mandates on new financings and we are seeing multiple new opportunities and we can afford to be selective. Bank Competition – Banks have increased their focus on the Midstream space as a result of minimal losses in this sector through the most recent commodity downturn. Cadence’s focus, track record and experience has positioned itself as a leader in this space. Macro Conditions – The need for capital across the Midstream Infrastructure in the United States continues to be driven by a) oil and gas production growth and b) growing storage, terminalling, and export opportunities. (1) Figures are for Midstream Banking Group only. Midstream Banking Group loans for Cadence Bancorporation are reported in our publicly filed financial statements in both the Midstream and General C&I categories.

Eric Broussard Energy – E&P

E&P - Portfolio Exposure (as of 3/31/19) Strategic Focus: Lightly levered Oil weighted assets Better well economics Best basins Experienced management Access to outside capital Portfolio Exposure by Collateral/Producing Basin Portfolio Exposure by Client Cash Flow Leverage Portfolio Exposure by Client Revenue Portfolio Exposure by Ownership Type $ in millions, unless otherwise indicated (1) Exploration and Production portfolio exposures are weighted by funded balances. 3/31/2019 Total deposits: $269MM Total loans: $355MM Total commitments: $485MM 24 loan clients Avg loan: ~$14.8MM Avg commitment: ~$20MM

Exploration and Production Overview: E&P operating companies, royalty owners, & private equity firms. Outside of losses in the legacy book, the portfolio has performed very well in a difficult environment. Team operates like a boutique investment firm. Selectively pursue only the best opportunities, with strong, active portfolio management. Relationship managers: ~20 years avg. Engineering team: ~25 years avg. 24 clients with avg. loan balance ~$14.8MM and avg. commitment of ~$20MM.(1) 75% of the loan balances are funded with portfolio deposits(1). 55% of our loan clients have deposits or other ancillary business. Brief History: Cadence began lending to the industry in 2011. Began to see areas of increasing risk in the sector prior to the commodity downturn. Evolved our strategy and slowed the growth starting in 2014. Upgraded our technical/financial expertise, and improved our due diligence over the next few years. The suddenness and duration of the commodity downturn that began in late 2014 caught a number of our clients ill prepared. New regulatory guidance in 2015 changed how E&P loans are structured and managed. Experienced losses in 2015-2018 on four pre-2014 origination credits. Successfully managed the balance of the ~$700MM portfolio commitments to a soft landing. Sharpened due diligence, as well as our active portfolio management, have served us well. Managed out of a number of credit relationships since 2014. Only 3 “exit” relationships remain in the portfolio. Capital has been recycled into better credit opportunities that are more appropriate for our balance sheet. Last 5 years of credit originations have been positive. No non-performing or non-pass rated clients nor any loss experience for loans originated since the beginning of 2014. (1) As of March 31st, 2019

Exploration and Production Strategy: Remain diligent, selective and strategic on origination and exit opportunities. Biased towards lightly levered, oil weighted assets with better economics, in the best basins with the right teams. Deposit/TM opportunities: leading focus on new client acquisitions. Asset quality/marketability and our clients’ access to supplemental capital are critically important gating items to loan origination. Active portfolio management. This includes not only thorough diligence at origination, but also on an ongoing basis. Most credits are SNCs due to the size of the successful players in the industry and the amount of capital deployed. Only target credits where we can: be meaningful, have influence over the credit, and be close to the management team. As a result, the majority of our relationships are “club” size rather than “broadly syndicated”. Technical Analysis: Lending on oil & gas reserves is complex and requires a skilled technical team. Petroleum Engineer and Engineering Technician on staff. Reserves are analyzed on our base and sensitivity price decks. Decks are updated monthly. We perform a deep dive on historical and forecast well economics, drilling activity/success, and operating expenses, etc. Non-producing reserves are a limited portion of the collateral base and must be highly economic to be considered. Technical capability of the borrower’s team is evaluated. Asset valuations go through a final, informal, market value sanity check. Can the assets be monetized w/o loss to the bank if the worst happens? Legacy Portfolio Status: Other than the two credits detailed below, the remaining legacy portfolio relationships are performing well. October 2013 origination ($7.9MM): Substandard, non-accrual, in orderly liquidation. Provision of $920M. January 2013 origination ($11.7MM): Substandard, currently in negotiations with all debt providers. Potential provision.

Exploration and Production Legacy Portfolio Loss Experience: Losses that were experienced in 2015-2018 came from 4 credits that were originated from 2011-2013. One borrower accounted for 75% of the net losses (loss realized in 2016). One institutional equity fund company (two borrowers) accounted for 23% of the net losses (losses realized in 2017 and 2018). Fourth borrower (losses realized in 2015 & 2016), recovered all but $1.2MM to date. Still have the potential for modest additional recovery. Key Takeaways: Portfolio is well positioned for the future. Industry risk is currently elevated, but our portfolio risk is lower. Our standards are high while our technical and financial diligence is rigorous. We identified areas of increasing risk in late 2013. We made strategic changes & improved our diligence. Results are positive. Outside of losses in the pre-2014 legacy book, this portfolio has performed well in a difficult commodity & regulatory environment. We are focused on only the best investment and deposit opportunities, which has delivered better outcomes. Exposure to “exit” names in the legacy portfolio is winding down. Potential for loss on two “exit” names remains, but we are adequately reserved.

Tim Williamson Commercial Real Estate

Conservative approach to CRE lending Strong collateral profiles and attractive cash flow characteristics CRE lending provides financing for: Multifamily Industrial Office Retail Upon inception in 2012, the CRE team committed to building a portfolio based on the following: Strong and Experienced Sponsorship Managed through multiple cycles Multiple sources and access to capital, primarily institutional Reputationally respected within development and lender community Significant Upfront Equity Amount of Equity varies based on product type, recourse, and other transaction-specific details, but generally Cadence is requiring between 35-40% upfront equity Cadence Commercial Real Estate Group ($1.5B Commitments/$734MM Outstandings) 50 (1) Figures are for Cadence Commercial Real Estate Banking Group (CRE) only. Commercial Real Estate loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Commercial Real Estate NAICS figures and include certain loans originated outside of CRE Banking Group.

Commercial Real Estate Credit Metrics Total Portfolio of $1.5Bn in commitments across 85 Transactions ($734MM outstanding as of 12.31.2018) Weighted Average Loan-to-Value of 49.7% Weighted Average Loan-to-Cost of 58.7% Average Transaction Size is $17.3MM (Average outstandings $8.6MM) Largest Single Transaction is $33MM (outstanding $33MM) No loans have been determined as "Criticized" for Legacy CRE group since inception in 2012 Shared National Credits: Make-up 12.7% of outstandings and 9.5% of commitments Legacy State Bank As of 12/31/18, CRE portfolio consists of $998MM in commitments, with $680MM in outstandings Just one $2MM write-down in nine (9) years on production of $3.5B during that time span 51 Cadence Commercial Real Estate Group (contd.) (1) Figures are for Cadence Commercial Real Estate Banking Group (CRE) only. Commercial Real Estate loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Commercial Real Estate NAICS figures and include certain loans originated outside of CRE Banking Group.

Cadence CRE Deals with Sponsors *new originations with clients listed above total $1.6B 52 (1) Figures are for Cadence Commercial Real Estate Banking Group (CRE) only. Commercial Real Estate loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Commercial Real Estate NAICS figures and include certain loans originated outside of CRE Banking Group.

CRE Outstandings by Property Type (as of 12/31/18) (1) Figures are for Cadence Commercial Real Estate Banking Group (CRE) only. Commercial Real Estate loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Commercial Real Estate NAICS figures and include certain loans originated outside of CRE Banking Group.

54 CRE Outstandings by Geographic Diversification (as of 12/31/18) $ in millions, unless otherwise indicated (1) Figures are for Cadence Commercial Real Estate Banking Group (CRE) only. Commercial Real Estate loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Commercial Real Estate NAICS figures and include certain loans originated outside of CRE Banking Group.

Georgia and Texas expected to remain largest geographic concentrations Continue to follow our Southeastern based clients to select markets outside bank’s footprint 55 CRE Combined Outstandings by Product Type/Geography (as of 12/31/18) $ in millions, unless otherwise indicated Multifamily will remain largest product type given our existing customer base and loan demand Industrial demand expected to stay strong, expect exposure to increase Expect continued softening in retail loan demand, with office loan demand remaining steady. (1) Figures are for Cadence Commercial Real Estate Banking Group (CRE) only. Commercial Real Estate loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Commercial Real Estate NAICS figures and include certain loans originated outside of CRE Banking Group.

Hank Holmes Mortgage

Mortgage – Pristine Credit Results – Well Managed & Tight Compliance $ in millions, unless otherwise indicated Loan Portfolio Balance Over Time(1) Since 2012, $3.6 billion of total mortgage originations. 1st Lien: 2 charge-offs totaling $151 thousand 2nd Lien: 5 charge-offs totaling $226 thousand Indemnification losses of $139 thousand (1) Prior to 1Q19, historical Cadence Bancorporation-only data and reported on a line of business basis. Geographic Location (3/31/19) As of 1Q19, our mortgage portfolio had original FICO scores averaging 720 1st Lien and 761 2nd Lien. Loan to value averaged 91% for 1st Lien as of 1Q19, and 83% for 2nd Lien. Community and relationship-based approach, offered through our network of 98 branches. Mortgage loans serviced of $2.5 billion as of 1Q19, average loan size of $161 thousand and delinquency rate (>90 days) of 0.31%.

Mortgage (1) 2013 – 2018 data represents historical Cadence Bancorporation-only

IV. Specialized Industries & Asset Based Lending Randy Schultz Billy Crawford Steve Prichett Daniel Holland Andy McGhee Session 4 | 10:10 a.m. – 10:55 a.m.

Billy Crawford Healthcare Banking Group

Specialized Industries: Healthcare Banking

$ in millions, unless otherwise indicated

Cadence Healthcare Banking Team Dynamic

Billy Crawford- Division Head of Healthcare Banking

- 3 officers averaging 25 years of experience
- 16 clients per officer
- $215 million in funded loans per officer
- $275 million in commitments per officer

<u>2019 strategies</u>

- Middle Market Focus
  - Full Wallet Relationships
  - Client type mix – 2018
    - 42% Cadence only
    - 42% Club deals (2-5 banks)
    - 16% SNC
  - Continue Lead Agent momentum
- Broaden deposit prospecting
- Stay in our credit box

	2012	2013	2014	2015	2016	2017	2018
New Loan Commitments	$186	$239	$293	$165	$180	$191	$352
New Clients	12	15	12	13	11	10	18
Bankers	1	1.5	2	2	2	2	3

- Approximately 85% of clients are based in or have significant operations in Texas and the Southeastern United States
- Approximately $644 million in Healthcare Banking Group (CBHBG) funded loans, $826 million in total commitments, and 48 clients as of 3/31/19
- Granular portfolio with average funded loans of approximately $13 million by client
- Solid loan production and new client acquisition since inception

	Total	PD & Nonaccr	Criticized	NCOs
2016	$425	$0	$9	$12.3
2017	416	0	0	(0.1)
2018	641	4	4	0.0
1Q19	**$644**	**$4**	**$4**	**$0.0**

61

(1) Figures are for Cadence Bank Healthcare Group (CBHBG) only and include certain healthcare related loans categorized as non-owner occupied CRE in our financial statements. Healthcare Industry Loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Healthcare Industry NAICS figures and include certain loans originated outside of CBHBG.

Specialized Industries: Healthcare Banking

$ in millions, unless otherwise indicated

CBHBG Portfolio Overview[1]

- Highly selective client acquisition strategy focused on:
  - Strong and experienced management teams
  - Appropriate healthcare sector selection
    - Demonstrated and Proven Clinical Models
    - Demonstrated value from a cost perspective to the healthcare system
- Client partners (management and private equity) looking to use moderate leverage
  - Optimize capital structure for growth not financial engineering
- Significant equity and junior capital in client capital stack
  - Typical capital structure has equity as a minimum of 40-60% of total capital
- Since 2017, evaluated 120 new opportunities totaling $2.1 billion. Closed on 28 totaling $368 million in funded loans
- Strategy has led to Cadence avoiding recent high-profile bankruptcies or adverse credit issues

CBHBG Sector Concentration[1]



22%
5%
2%
15%
6%
8%
8%
2%
2%
5%
13%
12%
Diversified HC REIT
Staffing
Medical Device
Outsourced Clinical
Behavioral Health
Medical Office Building
Post Acute
Psych Services
Urgent Care
Pharmacy Services
Other Services
Physician Management

Well-diversified by sector:

Additional diversification within the sectors - the Diversified HC REIT category includes multiple REITs with significant geographic and subsector healthcare diversification. Physician Management includes multiple sub-specialties including Ophthalmology, Cardiovascular, and others.

62

(1) Figures are for Cadence Bank Healthcare Group (CBHBG) only and include certain healthcare related loans categorized as non-owner occupied CRE in our financial statements. Healthcare Industry Loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Healthcare Industry NAICS figures and include certain loans originated outside of CBHBG.

Specialized Industries: Healthcare Banking Per Third Party Industry Data, healthcare services leverage points for 2014 to 2018: 47 Enterprise value backed transactions from 2014 to 2018 $50-250 million Typical Transaction range for Cadence EV 40-60% Equity Contribution percentage of the Enterprise Value 2.45x Average originated senior bank leverage point Average originated total debt leverage point 3.01x (1) Figures are for Cadence Bank Healthcare Group (CBHBG) only and include certain healthcare related loans categorized as non-owner occupied CRE in our financial statements. Healthcare Industry Loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Healthcare Industry NAICS figures and include certain loans originated outside of CBHBG.

Steve Prichett Technology Banking Group

Specialized Industries: Technology Banking Actively Manage Portfolio ($000,000 outstanding) Leveraged Loan Profile 33% of Loan Portfolio 75% of Leveraged Loans are to Software companies (> 90% Recurring Revenue/>90% Client Retention/>30% EBITDA margin) Avg Revenue: $131 million Avg EBITDA: $46 million SNC Profile 54% of Loan Portfolio Nearly 50% of SNCs are to Public Companies of which half are Investment Grade Average Market Capitalization of Public Company borrower is $1.3 billion Majority of Private Company SNC transactions are “clubby” in execution (small bank group) with C-Suite relationships Disciplined Portfolio Management Comprised of 10+ subsectors DIVERSIFICATION (by Vertical, Sectors, & Sponsors) Comprised of: 11 discrete Sponsors Avg Fund Size > $1 billion

NO Start-Up or Venture Financing NO 2nd Lien or Mezzanine Financing NO Bridge Financing to prospective Capital Markets executions Specialized Industries: Technology Banking We DON’T Do: Steve Prichett – Division Head of Technology Banking Former Managing Director and Division Manager of JPMorgan Technology Banking Experienced 2000 “Bubble” Relationship Team – 3 senior relationship officers Average 20 years of experience $133 million in current funded loans per officer $140 million in current commitments per officer EXPERIENCED Through the Cycles Provide Debt Financing to technology companies (EBITDA typically > $10 million) whose products are: Already adopted by the markets Defensible and sustainable Scalable for revenue growth WHAT WE DO: Internet & Digital Media IT Services Software & Software Services Network & Communications Infrastructure CADENCE TECHNOLOGY BANKING Hardware Technology is a large and growing share of the U.S. and global economy, and a key source of new company formations and private equity investment. Per the U.S. Bureau of Labor Statistics (May’16) “High-tech industries are an essential part of the U.S. economy, providing about 12 percent of all jobs but producing almost 23 percent of output…they were largely insulated from the effects of the 2007‒09 recession.” Mobile Applications & Services

Specialized Industries: Technology Banking Our Technology Banking Business Approximately $1 billion in commitments since inception Direct Return on Equity > 20% Direct Efficiency Ratio < 10% Vigilant in client selection, portfolio management, and real-time understanding of technology markets Current private company financing snapshot: Average revenue under $200 million Typical EBITDA > $10 million and < $50 million Average global transaction size approximates $115 million (Cadence TBG: $16mm average outstanding per loan) Selective new client acquisition strategy *Managed determination to ease growth acceleration Top Tier Management Teams Integrity Experience Expertise Well-Capitalized or Strong Equity Support Technology investment focus Solid banking relationship history Access to investor capital Developed Business Model Products/Services that create recognizable value the markets have adopted Sustainable organic growth and/or new opportunities Scalability of model for prospective revenue growth Defensible market leadership Prospective Capital Markets Execution Investor Network Market validation of sector valuations (average loan-to-enterprise value approximates 34%) Our Typical Underwriting Profile

Daniel Holland Restaurant Banking Group

What we DO: Core Customer Base Restaurant Operating Companies: Franchisors or independent brand owners Experienced management teams Diverse geographic footprint Strong unit-level economics Franchise Restaurant Companies: Pay royalties to a franchisor National and/or super regional brands Veteran management teams Store base > 20 stores What we DON’T DO Starts ups Unproven brands Discretionary / non center-of-the-plate Heavy alcohol mix Fine dining This model has proven recession resistant, weathering cyclicality in macro-economic conditions over the last 25 years (1) Figures are for Cadence Bank Restaurant Group (CBRG) only. Restaurant Industry Loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Restaurant Industry NAICS figures and include certain loans originated outside of CBRG. Experienced Restaurant Banking team Team is comprised of 6 members specifically focused on the restaurant industry and supported by a dedicated underwriting team. Cumulative restaurant lending experience in Specialized Industries >100 years Specialized Industries: Restaurant Banking

Specialized Industries: Restaurant Banking Cumulative Loan Originations ($000) As of 3/31/19, approximately 70% of the portfolio is comprised of restaurant franchisees with the remaining 30% restaurant operating companies Currently bank 9 of the top 20 franchisees as ranked by topline revenue(2) which accounts for $7.6 billion in combined sales across 4,700 units (1) Figures are for Cadence Bank Restaurant Group (CBRG) only. Restaurant Industry Loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Restaurant Industry NAICS figures and include certain loans originated outside of CBRG. (2) As reported by The Restaurant Finance Monitor- July 2018 Total underwritten commitments of >$2.3 billion since 2012 Current portfolio >$1.3 billion committed; $1.1 billion outstanding Consistent growth in total client base of >100 relationships since 2012 Current portfolio of approximately 80 clients

Specialized Industries: Restaurant Banking Cadence’s restaurant loan portfolio has mitigated industry risk through prudent client selectivity and active portfolio management, as evidenced in: Diversified exposure across 42 concepts and multiple geographies nationwide The largest brand concentrations are well established national QSR brands Concerted focus on limited service sector which comprises 75% of the portfolio with the remaining 25% primarily full service restaurants Over two-thirds of the portfolio exposure is in the QSR sector given stability and resiliency through economic troughs Sector Concentration Concept Exposure Mix Industry opportunity, cyclicality and headwinds: Labor pressure, minimum wage increases. Continue to see this as a challenge for operators Softness in guest counts over past 24+ months 2nd half of 2018 and YTD 2019 have seen positive trends in same store sales, partially driven by price increases to offset labor Third party delivery – impacting business model & market share Technology – investment opportunity to offset challenges (1) Figures are for Cadence Bank Restaurant Group (CBRG) only. Restaurant Industry Loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Restaurant Industry NAICS figures and include certain loans originated outside of CBRG.

Specialized Industries: Restaurant Banking Cadence had existing relationships with the company and/or sponsor in over 2/3 of the current Cadence non-agented transactions. Maintain high visibility and relational capital with clients through: Significant relationships at the CEO/CFO level with both public and private restaurant companies Active relationships with restaurant focused sponsors Deep network of restaurant focused lending institutions Cadence currently leads 29 deals accounting for approx. $357MM, or 30%, of portfolio outstandings Of these, 10 relationships are multi-bank deals The remaining 19 relationships are sole bank deals Cadence led and participant deals Established relationships in participant deals (1) Figures are for Cadence Bank Restaurant Group (CBRG) only. Restaurant Industry Loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Restaurant Industry NAICS figures and include certain loans originated outside of CBRG.

Specialized Industries: Restaurant Banking

Underwriting Parameters

- Brand Strength
- Experience of operator/Private Equity partners
  - Initial screening metric is considering the experience of management teams and private equity firms – focusing on a proven track record in the restaurant industry
  - Average operator experience in current portfolio is >20 years
  - Demonstrated ability to manage through industry and economic cyclicality
- Financial Performance
  - Conservative Rent Adjusted Leverage profile. Company size, industry segment, concept, and management experience are key factors in determining leverage appetite
- Tri-party Agreements
  - Agreement between Cadence, Franchisor and Franchisee – establishes ground rules in challenging situations

($ in thousands)

	Balance	Special Mention			Substandard			NPL's			Doubtful	
		$	%	#	$	%	#	$	%	#	$	#
FYE 2016	$ 877,024	$ 16,123	1.87%	2	-	-	0	-	-	0	-	0
FYE 2017	$ 1,067,216	$ 4,527	0.44%	1	$ 10,969	1.21%	1	-	-	0	-	0
FYE 2018	$ 1,119,267	$ 24,322	2.23%	3	$ 26,161	2.39%	3	$ 22,042	2.01%	2	-	0
1Q19	$ 1,113,543	$ 36,044	3.24%	4	$ 25,875	2.32%	3	$ 21,869	1.96%	2	-	0

Since inception, only ~$400k charge-offs (strategic exit)

While Cadence is not insulated from the industry headwinds, client selectivity with experienced operators, concept diversification, and concerted concentration in both the QSR and franchisee space help mitigate overall portfolio risk

(1) Figures are for Cadence Bank Restaurant Group (CBRG) only. Restaurant Industry Loans for Cadence Bancorporation, as reported in our publicly filed financial statements, are based on Restaurant Industry NAICS figures and include certain loans originated outside of CBRG.

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Cadence Bank, N.A. Member FDIC

Andy McGhee AloStar Asset Based Lending

AloStar Capital Finance - Overview

ALOSTAR
A division of Cadence Bank, N.A.

AloStar, a division of Cadence Bank, provides capital to middle market clients with target capital needs between $5 million and $75 million.

National platform designed to drive geographic and industry diversification.

Current Portfolio

3/31/2019

- Total loans: $762MM
- Total commitments: $1,201MM
- 79 Clients
- Avg loan: ~$9.6MM
- Avg commitment: ~$15.2MM

- AloStar's team brings experience from some of the largest bank and non-bank capital providers:
  - Deep bench drives specific industry experience to each opportunity
    - Team of 43 professionals
    - Senior team has a total combined experience in the finance business of over 240 years
    - Experience includes; Citi, Wells Fargo/Foothill, GE Capital, Heller, Textron, Transamerica, SunTrust
- Management team has managed through multiple credit cycles
- AloStar has provided over $2.7 billion in commitments to over 200 clients
- Disciplined origination and credit process results in a conversion ratio of 5% of total opportunities sourced to transactions funded

75

Cadence Bank, N.A. Member FDIC

AloStar Asset Based Lending AloStar Asset Based Lending Traditional Asset Based Lending platform Intensive Diligence process Field Exams, Appraisals of collateral Background checks on management and equity owners Control and Dominion of cash on most relationships Monthly financial and covenant packages Structures include Revolving lines of credits and Term Loans Typical transaction tenor is three years with a few five year commitments Pricing: Floating rate spread for both the revolver and term loan Fee Income: Commitment Fee, Unused Line Fee, Collateral Monitoring Fee, Float days Current market conditions Highly competitive -many new entrants over the last five years including both bank and non-bank players Non-bank competitors provide additional leverage on assets versus a traditional bank lender but at higher pricing Ares, Midcap, Encina Bank competitors are seeing a blurring of the lines inside of their organizations Many banks are providing ABL light structures inside of their C&I lines of business which leads to less rigorous up front diligence, less ongoing monitoring and lower pricing

AloStar Lender Finance AloStar Lender Finance Provide capital to a segment of the market that has less competition and is not served by larger institutions Diversified origination, risk management and portfolio construction Focus on risk management through asset class diversification Portfolio consists 15 distinct buckets – with specific concentration limits Typical Client profile New company with proven management team These opportunities have a management team that has a track record in the specific asset class that can be attached to their management of that line of business within a larger organization Equity and subordinated debt is raised from private equity firms and/or well known debt funds Existing company with proven track record Companies historically financed with friends and family high coupon debt AloStar would typically represented the first true structured senior debt for the company

AloStar Capital Finance – A Diversified Platform

Industry Concentration

	# of Clients	Total $ Outstanding	% of Total Outstanding	Average Per Client
ABL Concentration:	**36**	**$287,386,622**	**39.6%**	**$7,982,961.72**
Distribution	7	$71,071,693	9.8%	$10,153,098.99
Equipment Rental	1	$7,361,335	1.0%	$7,361,335
Manufacturing	15	$115,512,007	15.9%	$7,700,800
Retail	4	$25,395,200	3.5%	$6,348,800
Services	9	$68,046,388	9.4%	$7,560,710
Lender Finance Concentration:	**44**	**$438,691,327**	**60.4%**	**$9,970,257**
ABL Finance Company	1	$17,892,694	2.5%	$17,892,694
Consumer Installment Lender	2	$18,719,724	2.6%	$9,359,862
Distressed Debt Consumer	5	$61,565,375	8.5%	$12,313,075
Equipment Finance	3	$42,363,151	5.8%	$14,121,050
Factoring-Invoice	3	$29,444,088	4.1%	$9,814,696
Factoring-Transportation	1	$8,509,980	1.2%	$8,509,980
Health Care Lenders	3	$2,843,298	0.4%	$947,766
Insurance Premium/Warranty	2	$30,353,725	4.2%	$15,176,862
Medical / Plaintiff Settlement	1	$3,765,328	0.5%	$3,765,328
Merchant Cash Advance	3	$44,298,561	6.1%	$14,766,187
Middle Market Lender	15	$126,355,231	17.4%	$8,423,682
SBA/Commercial RE	1	$16,755,063	2.3%	$16,755,063
Subprime Auto	1	$11,301,775	1.6%	$11,301,775
Supply Chain Finance	1	$3,384,241	0.5%	$3,384,241
Real Estate Tax Lien	1	$7,779,092	1.1%	$7,779,092
Venture Debt Lender	1	$13,360,000	1.8%	$13,360,000
	80	**$726,077,949**	**100.0%**	**$9,075,974.36**

*Data as of February 28, 2019


9.8%
1.0%
15.9%
3.5%
9.4%
2.5%
2.6%
8.5%
5.8%
4.1%
1.2%
0.4%
4.2%
0.5%
6.1%
17.4%
2.3%
1.6%
0.5%
1.1%
1.8%
Distribution
Equipment Rental
Manufacturing
Retail
Services
ABL Finance Company
Consumer Installment Lender
Distressed Debt Consumer
Equipment Finance
Factoring-Invoice
Factoring-Transportation
Health Care Lenders
Insurance Premium/Warranty
Medical / Plaintiff Settlement
Merchant Cash Advance
Middle Market Lender
SBA/Commercial RE
Subprime Auto
Supply Chain Finance
Real Estate Tax Lien
Venture Debt Lender

78

Cadence Bank, N.A. Member FDIC

AloStar Capital Finance

Building a Successful National Lending Franchise

Funded ACF Loans



800000
700000
600000
500000
400000
300000
200000
100000
0
Funding Levels...
Q1-13
Q2-13
Q3-13
Q4-13
Q1-14
Q2-14
Q3-14
Q4-14
Q1 -15
Q2-15
Q3-15
Q4-15
Q1-16
Q2-16
Q3-16
Q4-16
Q1-17
Q2-17
Q3-17
Q4-17
Q1-18
Q2-18
Q3-18
Q4-18

Transaction Concentration

	Total # of Clients	%	Current # of Clients	%
Lead/Club	184	82.1%	65	81.3%
Participation	40	17.9%	15	18.8%
Total	**224**	**100%**	**80**	**100.0%**

- *29 out of 40 total Participation clients were sourced to support launch of Lender Finance*
- *11 out of 15 current Participation clients are Lender Finance*

State	# of Clients	Committed Facility	%	Total Outstanding	%
Arizona	1	$8,680,551	0.70%	$6,372,896	0.90%
California	7	$98,186,735	8.20%	$71,792,672	9.90%
Connecticut	1	$20,000,000	1.70%	$13,360,000	1.80%
Florida	3	$49,802,154	4.10%	$38,404,000	5.30%
Georgia	10	$122,485,000	10.20%	$55,063,286	7.60%
Illinois	9	$148,266,763	12.30%	$106,915,862	14.70%
Maryland	2	$24,589,841	2.00%	$8,654,075	1.20%
Maine	1	$15,000,000	1.20%	$3,384,241	0.50%
Michigan	2	$21,966,667	1.80%	$10,920,817	1.50%
Minnesota	1	$20,000,000	1.70%	$14,876,856	2.00%
Missouri	1	$20,000,000	1.70%	$18,956,044	2.60%
North Carolina	1	$7,002,790	0.60%	$3,028,042	0.40%
New Jersey	1	$20,000,000	1.70%	$10,334,157	1.40%
New York	16	$276,015,584	22.90%	$173,703,845	23.90%
Ohio	5	$66,841,523	5.60%	$31,972,248	4.40%
Pennsylvania	6	$83,158,446	6.90%	$53,624,110	7.40%
South Carolina	2	$21,592,971	1.80%	$12,390,717	1.70%
Tennessee	2	$36,138,394	3.00%	$24,645,458	3.40%
Texas	3	$49,014,994	4.10%	$22,970,289	3.20%
Utah	1	$20,000,000	1.70%	$17,034,771	2.30%
Virginia	3	$45,000,000	3.70%	$8,661,053	1.20%
Washington	2	$30,000,000	2.50%	$19,012,511	2.60%
TOTAL	**80**	**$1,203,742,413**		**$726,077,949**	



United States

79

Cadence Bank, N.A. Member FDIC

V. Funding & Margin Valerie Toalson Katrina King Tell Alessio Dann Lee Session 5 | 10:55 a.m. – 11:40 a.m.

Cadence Deposit Highlights – Growth and Diversification Highlights $ in millions, unless otherwise indicated Total Deposit Growth 1Q19 Deposit Breakdown and Cost of Funds Core Deposit(1)growth remains a top strategic focus Quality Core Deposits have grown significantly over the years to fund above-peer loan growth Brokered deposits declined to 6% of total deposits Cumulative deposit beta at 41% in spite of pace of growth Deposits are further diversified with merger of State Bank Geography Business mix Account granularity Lower cost of funds Significant opportunity to continue growth in existing and new markets Geographic Breakout (3/31/2019, Core) Line of Business Breakout (3/31/2019, Core) (1) Core deposits are defined as total deposits excluding brokered deposits (2) Figures may not total due to rounding 5-year CAGR: 15%

Katrina King Treasury Management

Treasury Management Cadence Bank’s Treasury Management experts help assess business needs and determine the unique set of solutions best suited to meet a company’s goals. Our solutions positively impact bottom lines, streamline operations, eliminate time-consuming tasks, integrate efficiently with existing systems and help resolve cash management challenges. Our collaborative approach: Fresh-thinking methodology that supports a strategic partnership and delivers more automation and efficiencies to day to day activities Solutions-driven development. Your needs guide the development of our Treasury Management solutions Excellence in risk management A team of highly experienced professionals who know their business and can help make your business more profitable and efficient (1) Data as of March 31, 2019

Treasury Management Services

- Lockbox – Retail & Wholesale
  - Remote Lockbox
  - eLockbox
  - Corrective Workstation
  - Match File Process
  - Data Transmission
- ACH
- Wires
- EDI
- Remote Capture
- Return Items
- Merchant Services
- Vault

- Account Reconciliation
- ACH
- Cards – Payroll, PCard, Corp Card
- Controlled Disbursement
- Electronic Bill Presentment
- Fraud Prevention:
  - Positive Pay
  - ACH Positive Pay
  - Multifactor Authentication
- Outsourced Payables
- Payables Lockbox
- Wires
- Zero Balance Services


Receivable Management
Payable & Risk Management
Liquidity Management
Information Management

- Loan Sweeps
- Investment Sweeps:
  - ICS Demand
  - Fidelity
  - Dreyfus
- Combination Sweeps
- Self Directed Investments
- CDARS

- Information Reporting
- Integrated Reporting
- MultiBank Reporting
- Online Reports
- BAI Files
- Electronic Bank Statements
- Alert Notification
- Administration Rights
- Data Archive

Efficient tools designed to create effective workflow processes, tighter security and audit controls with overall value to the company's bottom line

84
Cadence Bank, N.A. Member FDIC

Treasury Management Product Penetration

Treasury Management/Commercial Deposits

Technology focus:
- Salesforce Pipeline/Implementation/Back End Integration
- ACH & Wire back end system replacement for automation improvement
- Allegro Enhancements – Client facing front end
- Integrated Receivables/Payables/Reporting solution enhancements

TM Talent investments:
- Sales, Support & Product Development Talent additions to support growth and new markets

Treasury Wins:
- Nationwide legal services firm in 50 State – saved $133k/yr with our consolidated lockbox solution, reducing 6 large bank lockbox processing sites into 1 using technology to differentiate multiple entity receivables vs locations
- Nationwide waste disposal services company – customized lockbox solution to improve thousands of manual payments
- National Arms Mfg. – onboarded entire TM relationship in 30 days fully integrated into clients platforms, while national competitor spent 90 days discussing options.
- Working with a Georgia educational program entity to update Regulatory governance to utilize ACH for payments facilitating the movement of $22MM NIB to Cadence

86
Cadence Bank, N.A. Member FDIC

Significant Treasury Management Pipeline of core operating companies, for both non-interest bearing balances and TM revenue across our 6 state footprint Strong Business Development call program and client cross selling initiative Seasoned TM sales staff with dedicated tactical implementation & client support units Consultative trusted advisor sales approach focused on layering in efficiency and automation for the middle market targeted client base Operations capacity to handle additional transaction volumes Faster onboarding process for new clients with post implementation meetings to transition new volume quickly to Cadence Customized approach for large client integration projects Treasury Management Opportunities

Dann Lee Retail Banking

Retail Banking- Branch Overview Cadence Branch (66) State Bank Branch (32) Cadence LPO / Trust Office Cadence Bank Footprint $5.5 Billion in Branch and Internet deposits Diverse Southeast Footprint Serve multiple growing financial centers (Houston, Birmingham, Huntsville, Tampa, Atlanta) National online deposit generation capabilities through SBT acquisition Creative product set Deposit products are aligned to savings purpose or intent Experienced and tenured Retail team leaders and Branch Managers Incentive programs are heavily weighted toward deposit growth and related activities

Retail Banking- Branch Overview Proven history of deposit generation and retention from the Retail franchise Maintained deposit growth while rationalizing branch network reducing CADE branch count from a high of 125 to 66 pre-SBT merger High average branch deposit levels reflects efficient nature of the franchise Cost of Deposits, while increasing, Retail rates changed at 80% of Total Deposits in 2018

CADE Major Market Deposit Performance

- Branch network has been highly efficient and effective at growing the deposit base
- Market Share typically exceeds Branch share by significant margins
- CADE median 5-year deposit CAGR of 9.37 is **2.5 times** market growth over the same period

Major Cade Markets	CADE Branches	CADE Market Deposits	CADE Market Share	CADE Branch Share	CADE 5-Year Deposit CAGR 2018 (%)	Market 5-Year Deposit CAGR 2018 (%)	CAGR B/W versus Market
Houston-The Woodlands-Sugar Land, TX	12	4,080,689	1.66%	0.84%	20.67	3.40	17.27
Birmingham-Hoover, AL	11	1,945,829	5.27%	3.58%	9.37	4.81	4.56
Atlanta-Sandy Springs-Alpharetta, GA	8	1,933,539	1.12%	0.68%	9.92	6.96	2.96
Macon-Bibb County, GA	8	1,209,341	32.04%	16.00%	6.81	4.65	2.16
Tampa-St. Petersburg-Clearwater, FL	8	836,319	0.98%	1.18%	23.72	5.92	17.80
Augusta-Richmond County, GA-SC	7	471,019	5.53%	5.74%	2.06	2.20	(0.14)
Huntsville, AL	4	373,902	4.70%	3.39%	12.09	3.56	8.53
North Port-Sarasota-Bradenton, FL	3	357,555	1.71%	1.12%	10.20	4.64	5.56
Warner Robins, GA	3	287,045	14.91%	8.57%	3.90	4.33	(0.43)
Tuscaloosa, AL	2	264,429	6.41%	2.99%	13.89	3.63	10.26
Starkville, MS	3	235,233	19.42%	13.64%	(0.70)	6.37	(7.07)
Columbus, MS	2	201,497	20.32%	10.00%	(5.17)	1.37	(6.54)
Savannah, GA	2	37,755	0.54%	2.11%	-	5.58	
Median			***4.70%***	***2.99%***	***9.37***	***3.63***	**5.74**

Source: SNL U.S. Deposit Market Share Summary Report 4/8/2019

91

Cadence Bank, N.A. Member FDIC

Retail Deposit Relationship Strength 130,568 consumer and business households as of 3/31/19 Clients carry balances high average balances ($53,800 HH balance and $10,533 DDA) While relationships are deep, they are not broad with a HH deposit cross-sell rate of 2.06 deposit accounts per HH, leaving room for continued growth from existing customers Client tenure is long and loyal with a median tenure of 11.24 years, 60% of clients have banked with CADE greater than 10 years and 80% greater than 5 years

Retail Relationship Strength Our clients love banking with us as 65.3% NAR reflects the percentage of clients that will buy again or recommend CADE to their friends. Overall branch customer satisfaction is 89.5%; customers are Highly Satisfied CADE registers better than national averages on every satisfaction category measured

Digital Snapshot 45,000 active retail internet banking users 106,508 mobile deposits totaling over $69mm in 2018 Robust internet and mobile banking Bill pay, mobile deposit, P2P payments, external transfers Budgeting, spending, and account aggregation tool(s) Agile development relationship with development firm Leverages the same platform as Treasury Management Able to drive development based on customer and market requests Speed to market for enhancements and regulatory requirements 11 video enabled Interactive Teller Machines Robust online account opening expanded with the State Bank merger

Tell Alessio Funding and Interest Rates

Net Interest Margin and Liquidity Organic asset sensitive profile that is actively managed, both synthetically and holistically, for earnings growth and stability Improving liquidity profile through rapid core deposit growth, both offsetting wholesale usage and increasing availability Asset sensitive loan growth with corresponding deposit growth resulting in increased returns with decreasing liquidity risks Sophisticated liquidity and interest sensitivity management with centralized pricing designed for the success of our customers and bankers

Improved Deposit Foundation since becoming Public WAL 13M WAL 10M Asset sensitive balance sheet with strong core deposit growth resulting in margin expansion. Core deposit growth has significantly reduced our dependence on wholesale sources of funding; from 13% in 4Q2016 to 6% in 1Q2019. Overall liquidity framework strengthened and increased wholesale sources availability. Reduced liquidity risks plus increased margins equals a strong foundation for the future.

Proforma Combined Deposit Outlook (1) Proforma Combined company has widening slope to Fed Fund rate increases Proforma combined annual core deposit growth of 12.5% since 1Q2017 Proforma combined deposit betas are slowing over the past 4 to 6 quarters (1) Proforma historical information represents the historical reported Cadence Bancorporation and State Bank and Trust information.

Organic Interest Rate Sensitivity The originated loan beta (including acquired non-credit impaired loans) was 85% cycle-to-date(2) through 1Q19 demonstrating the interest-sensitivity of the loan portfolio. The cycle-to-date(2) total deposit beta is 41%. Quarter over quarter deposit beta was -16% in 1Q19, primarily related to the lower cost deposits added from the State Bank acquisition. The consecutive increases in the Fed Funds rate continues to impact the quarterly deposit beta on a lag basis but with the State Bank addition and based on 1Q19 behavior, we believe most of the upward bias is deposit rates have abated. Deposit betas are higher than peers related to our rapid deposit acquisition strategy to support above-peer C&I loan growth. Cumulative Betas (Cycle-to-date)

Loan Repricing Mix WAL 13M WAL 10M Loans have growth 86% since 2016, maintaining a primarily Libor floating rate characteristic. Just over 63% of the loans reset within the first month. Treasury indexed loans are primarily ARMs with average 51 months to next reset.

Entered a $4 billion collar in Feb 2019 to protect against lower interest rates, while maintaining an asset sensitive profile superior to peer averages Structured with 5 year term; Bought Floor at 3% and Cap at 4.7% and Sold Cap at 3.5% and Floor at 0% Proactive Measures to De-Risk Net Interest Income No Collar With Collar Net Interest Income $(46) mm $44 mm $(6) mm $24 mm % ∆ Net Interest Income for +/- 100bps Rate Shock Peer Average NII Sensitivity 6.9% Source: Peer Sensitivity from June 2018 public filings

Securities portfolio – Stable and Efficient The investment portfolio continues to be a source of liquidity, primarily for pledging to the FHLB and municipal deposits. Price sensitivity is temporary and only impacts OCI. Yield outperforms peer average by 8 bps with a more liquid profile. Portfolio manager with 35 years of financial institutions portfolio management experience. Portfolio data and price sensitivity as of 3/31/29 Raymond James Portfolio Analysis Peer data from Stifel Nicholas $ in millions, unless otherwise indicated

Liquidity Risk Management Risk Management Framework Dynamic liquidity forecasting Monthly stress scenario coverage ratios Track highly liquid assets to uninsured depositors Static policy ratio comparison Quarterly liquidity stress testing Wholesale Sources Diversity, Depth, Pricing, & Term Considerable contingent availability nearing 50% of assets Additional reciprocal deposit network availability for customers with investment policies that need FDIC coverage

Net Interest Income Dynamics Key Points to Consider Inherent loan sensitivity to rates, cumulative 85% beta Derivatives impact on margin Increased accretion related to newly acquired State Bank loans Steady securities portfolio Meaningful deposit growth, cumulative 41% beta Holdco debt of $135 million at 4.875% maturing June 2019 NIM Rollforward to 1Q2019 Numbers may not foot due to rounding

Merger with State Bank - Net Assets Acquired(1) (1) The estimated fair values will be subject to refinement as additional information relative to the closing date fair values becomes available through the measurement period of approximately one year from consummation. Summary of Purchase Accounting for State Bank Loans – ACI Accretable Yield balance of $43 million, estimated to accrete into interest income over approximately 7 years ANCI Accretable Discount of $78.6 million, estimated to accrete into interest income over approximately 7 years Unfunded Loan Commitments – $26.0 million net fair value adjustment, estimated to accrete into interest income between 29 and 48 months Intangible Assets - Core Deposit Intangible - $111.9 million / 3.28% of core deposits, amortized into expense using an accelerated method over ten years Customer lists - $5.1 million, amortized into expense over 10 years Deposits – ($3.7) million net fair value adjustment, over approximately 1.25 year

Cadence Bank Purchase Accounting Summary (1) Note that State Bank & Trust recorded $6.4 million of loan accretion and $0.7 million of intangible amortization in 4Q18, prior to acquisition by CADE. Total Bank Purchase Accounting Change Between Qtrs Total loan accretion increased $12.7 million from 4Q18 to 1Q19.(1) Intangible amortization expense increased $5.48 million from 4Q18 to 1Q19.(1) Total accretable difference at March 31, 2019 of $98.2 million

Net Interest Income Given our robust growth capabilities for loans and deposits and the interest rate dynamics of our balance sheet, we have been able to increase net interest income consistently even with flat to modest compression in net interest margins. In the current rate environment, we are targeting “flatish” NIM for 2019 compared to first quarter 2019 levels, excluding the impacts of purchase accounting. $ in millions, unless otherwise indicated

Sam Tortorici Spencer Strickland BJ Green Sheila Ray David Black VI. State Bank and Georgia market opportunities Session 6 | 11:40 a.m. – 12:25 a.m.

Creates Leading Regional Banking Franchise Source: SNL Financial and Company reports. (1) Ranking based on FDIC deposit data as of June 30, 2018. $17.5 billion of Assets $13 billion of Loans ~$15 billion of Deposits 75th largest bank in U.S. 98 branch locations Over 175,000 individual business and consumer clients Cadence Branch Footprint Cadence Branch State Bank Branch Cadence LPO / Trust Office MSA Branches Rank Deposits ($mm) Market Share Houston, TX 12 9 $ 4,081 1.7 % Birmingham, AL 11 5 1,946 5.3 Atlanta, GA 8 12 1,934 1.2 Macon, GA 8 1 1,209 32.0 Tampa, FL 8 15 836 1.3 Cadence Top 5 Deposit Markets(1)

Complementary Product Sets

✓ *Enhanced Capability*

- Complementary business mix focused on commercial lending with specialized industry expertise
- Diversifies concentrations across industry and geography
- Broadens products set and introduces new services to better meet customer needs across combined bank
- Ability to pursue larger clients as a $18B asset institution
- Opportunity to improve fee income by leveraging CADE's investment advisory, trust, treasury management expertise, and derivatives capabilities together with STBZ's payroll and small business lending operations

	CADENCE BANCORPORATION	STATE BANK Financial Corporation	Combined
Commercial Middle Market	✓		✓
Specialized Industries	✓		✓
Energy Lending	✓		✓
Asset-Based Lending		✓	✓
Homebuilder Finance		✓	✓
SBA Lending		✓	✓
Correspondent Banking		✓	✓
Commercial Real Estate	✓	✓	✓
Private Banking	✓		✓
Retail Banking	✓	✓	✓
Mortgage Banking	✓	✓	✓
Treasury Management	✓	✓	✓
Investment Mgmt. / Trust	✓		✓
Insurance Services	✓	✓	✓
Payroll Services		✓	✓

110

Cadence Bank, N.A. Member FDIC

Immediate Scale & Increased Access to Businesses Source: SNL Financial and FDIC deposit data pro forma as of 30-Jun-18 1 Shown as the sum of all businesses in MSAs and counties not in MSAs where Cadence and State Bank maintain a branch presence. $ in billions Georgia Market Share Atlanta Market Share Immediate scale in sought after growth markets Attractive funding profile Larger customer base to distribute products Expands middle market C&I lending franchise Non-CCAR Rank Company Deposits – BB&T / SunTrust $ 66.9 – Wells Fargo 37.0 – Bank of America 36.6 1 Synovus 15.9 2 Ameris 8.6 – Regions 6.8 3 United Community 6.4 – JPMorgan Chase 5.0 4 Bank OZK 4.4 5 4.4 – PNC 3.7 6 Renasant 3.6 7 South State 2.9 8 CenterState 1.7 – Fifth Third 1.7 State Bank’s Footprint Increases Cadence’s Access to Businesses by >50%¹ (000’s) Non-CCAR Rank Company Deposits – BB&T / SunTrust $ 55.8 – Bank of America 32.3 – Wells Fargo 30.6 – JPMorgan Chase 5.0 1 Synovus 5.0 2 Ameris 4.7 – Regions 3.9 – PNC 3.5 3 Bank OZK 2.9 4 United Community 2.7 5 Renasant 2.7 6 1.9 – Fifth Third 1.6 7 Atlantic Capital 1.5 8 CenterState 1.5 Pre-Deal State Bank Contribution

Complementary Combined Business Mix 39% TX 17% GA Deposits Loans (31-Dec-18) (31-Dec-18) (31-Mar-19) Note: Deposit and categorizations as of 3/31/19 in accordance with Cadence Bancorporation classifications. 12/31/18 deposit and loan categorizations for State Bank in accordance with originally reported and have not been adjusted.

Deal Execution Meeting & Exceeding Expectations: Accretive to earnings in 2019 Will achieve 30% cost save target Credit performing as expected Retention of key client-facing talent Leveraging core strengths of both institutions Hired new leader to build Commercial Middle Market in Atlanta Solid cultural alignment Evaluating bolt-on M&A opportunities in Georgia markets

State Bank Integration Efforts Were Significant Transitioned over 500 employees and 179,450 clients to Cadence’s systems 40 project teams responsible for outlining, planning, and executing the merger and conversion Cadence Customer Service center answered over 10,000 client calls in the first week of conversion 34 Cadence Branch Champions trained and assisted 184 branch employees across Georgia More than 700 computers replaced with upgraded software and 35 circuits and routers converted Published 57 merger-related articles in local and national news publications Legal closing January 1, 2019 System conversion and rebranding President’s Day weekend Feb. 15-18, 2019 (in millions) 2/15/19 3/31/19 % Change Total Georgia $1,889.6 $1,915.1 +1.35% Positive Georgia Retail Deposit Retention

Conversion Update / Rebranding – cont’d Pre-Conversion Post-Conversion % Change Overall Loans 25,100 42,500 69% TM File Transmissions 8,200 12,600 54% Debit Items Processed 317,000 435,000 37% Internet Sessions 60,000 110,000 83% “Core” Transactions 692,000 1,250,000 81% Fluent Log-Ins 21,400 37,100 73% Operational Indicators (weekly)

Georgia Community Banking Spencer Strickland, Georgia Community Bank President 25 year banking veteran, all in Georgia Community Markets Currently overseeing each of the Cadence Georgia Community Markets (Athens, Augusta, Macon / Warner Robins, Savannah) Served as Chief Revenue Officer for State Bank, primarily focused on developing and implementing the sales & service culture

Overview of Georgia Franchise MSA Branches Rank Deposits ($mm) Market Share Atlanta 8 12 $ 1,933 1.2 % Macon-Bibb 8 1 1,209 32.0 % Augusta 7 9 471 5.5 % Warner Robins 3 3 287 14.9 % Athens 1 7 261 5.1 % Other 5 – 207 – Total¹ 32 – $ 4,368 – Atlanta Macon Augusta Warner Robins Gainesville Savannah Hinesville Athens CADE Branches (32)¹ 75 20 85 85 16 75 95 20 Solid presence in 7 of the largest 8 MSAs Robust Middle Georgia market share; low-cost, core deposits Average deposits per branch are $128 million, demonstrating an extremely efficient delivery system More tools in the toolbox Georgia Community Bankers average over 25 years of banking experience Recent wins Source: SNL Financial and FDIC deposit data pro forma as of 30-Jun-18 1 Excludes one administrative branch in Atlanta and one de novo brick & mortar branch.

Healthy & Growing Georgia Economy Georgia ranks as the #1 state in the nation in which to do business, for the sixth year in a row  - Site Selection Magazine Georgia Ranks #2 in Growth Entrepreneurship up from #11 the previous year - Kauffman Index 70% of all payment card transactions are processed in Georgia and more than half of U.S. financial technology companies are setting up shop in Atlanta By 2030, Georgia will add 1.5 million people to its population – GA Chamber 2030 research study              By 2027, the number of jobs in Georgia will grow by 9.6% – GA Chamber 2030 research study

Building Georgia Middle Market Banking BJ Green – Georgia Commercial Banking Executive 25 year veteran banker – Large Regional and National Banks Seasoned in Commercial Banking, Investment Banking and Capital Markets Georgia Middle Market opportunity Recruit top talent that can run the Cadence playbook Focus on advisory and strategic approach Calling at CEO / Owner level Focus on building a solid referral network Execute Recruit Top Talent Direct Calling Strategic Partner Alignment Solid Execution Keys to Success

Georgia Middle Market Banking Opportunity Sole leader or agent, handling all treasury/deposits Georgia has 1,000+ companies in the $50 to $500 million revenue Middle Market space Relationship Managers will be responsible for maintaining a Top 25 prospect list where we can be strategic and offer compelling advice Areas of focus include transportation and logistics, manufacturing, consumer products, and building products Leverage Treasury Management strengths in untapped Middle Market, Institutional, and Corporate segments Billions in private equity capital in Georgia focused on the middle market 120 sponsor backed companies in Georgia that are core middle market opportunities Prudently structured cash flow deals for strategic sponsor relationships are a part of our Georgia middle market strategy Direct Relationships Private Equity Relationships

Atlanta’s Attractive Growth Outlook 9th largest MSA by population in the U.S. with 6.0mm residents and more than 220K businesses Atlanta is one of the fastest growing MSAs in the U.S. and has the 10th largest economy in the U.S. as measured by Gross Metro Product (GMP) There are more Fortune 500 companies headquartered in Atlanta than Dallas and Nashville combined Atlanta is the 6th largest U.S. industrial real estate market Atlanta has the lowest relative cost of doing business among the nation’s 10 largest metro areas Atlanta Market Provides Avenue for Significant Growth and Business Development Diversified Economy Atlanta Population Growth (000s) Healthy Labor Market (000s) Selected 5-Year CAGRs US ’13-’18 CAGR: 0.8% Source: Metro Atlanta Chamber, SNL, Fortune, KPMG, Site Selection and Area Development. Note: 5-Year CAGRs based on most recently available information from Metro Atlanta Chamber. Fortune 500

Summary Strategic CADE/STBZ rationale affirmed Georgia credit performance in line with due diligence assessments Successfully completed the conversion, experiencing good retention Broaden the capabilities of the successful Georgia franchise, especially in Middle Market Demonstrated long-term commitment to Georgia: Relocated Bank headquarters and CEO to Atlanta Retained top client-facing talent, including several key C-Level positions Poised to capitalize on significant market disruption

Tom Clark VII. Information Technology Session 7 | 12:30 p.m.

Information Technology State Bank Integration Core System/Infrastructure completed on schedule February, 2019 with scalability as expected. Limited technical debt is carried forward, as most State functions are on common Cadence platforms with new standard hardware. Legacy State Bank data centers will be fully migrated and decommissioned by Q3, 2019. Technology and Bank Operations teams are operating with common shared processes effective February 2019 Retail Channel Experience Treasury Management Solutions Employee Experience and Engagement Business Automation Security and Privacy By Design Scalable Infrastructure Emerging Technology Strategic Technology Investment Focus Areas Online services are co-developed and supported by highly engaged and experienced relationship bankers.  Integrating meaningful electronic capabilities with personal relationships provides the competitive advantage. Great Experiences Always Secure Always Efficient Fully compliant, multi-layered security model with continuous internal and external monitoring and testing. Annual Spend: $64 million (2019) Employees: 88 IT + 18 IS = 106 Applications: 286 Total, 130 Critical

Business driven investment decisions keeps alignment with revenue and strategic objectives. Existing private cloud and SaaS capabilities provide scalable capacity with controllable investment in new capabilities as needed. Integration service layers provide flexibility to partner with third parties for new capabilities. Commodity technology from top quadrant providers facilitates continuous upgrades and reduces risk of obsolescence. Information Technology Building on a good foundation for future growth.

Q&A Company Contacts: Paul Murphy Valerie Toalson Sam Tortorici Hank Holmes

Appendix

L&W is a wholly owned subsidiary of Cadence Bank Founded nearly 50-years ago, the firm has operated under the same name since its beginning in the early 1970’s. Early adopter of the fiduciary model and strictly adheres to this standard today, offering unbiased comprehensive wealth management services. L&W has grown organically and now manages ~$3 billion in assets for more than 1,600 client households across 37 states. L&W serves a wide range of clients ranging from “Affluent” to “Family Office”. Its “core” client AUM typically ranges between $1-10 million, with an average “core” client AUM of ~$3 million. L&W’s wealth management offering includes discretionary portfolio management and comprehensive wealth planning services, supported by in house research, portfolio management, trading, client service, operations and wealth planning teams. The firm has invested significantly in its infrastructure and professional staff to set the stage for a new phase of firm growth and geographic expansion. L&W’s headquarters are located in Houston with satellite offices in The Woodlands, Austin, San Antonio, Birmingham, and Huntsville. LINSCOMB WILLIAMS (L&W) Accredited Estate Planner

Amegy Past Performance Memo: Paul Murphy’s timeline 1990: joins Amegy 1996: named president 2000: named CEO 12/3/2005: completed sale to ZION 12/2009: left firm 1991-2012 C&I avg NCO / avg loans: 28bps

Non-GAAP Measures and Ratio Reconciliation $ in millions (1) Other non-routine expenses for 2Q18 were $1.1 million and included expenses related to the sale of the assets of our insurance company. This compares to $2.3 million for 1Q18, representing legal costs associated with litigation related to a pre-acquisition matter of a legacy acquired bank that has been resolved. Note: Figures may not total due to rounding.

Non-GAAP Measures and Ratio Reconciliation, continued $ in millions, unless otherwise indicated Note: Figures may not total due to rounding. (1) Annualized for the three month periods.

Non-GAAP Measures and Ratio Reconciliation, continued $ in millions, unless otherwise indicated (1) Other non-routine expenses for 2Q18 were $1.1 million and included expenses related to the sale of the assets of our insurance company. This compares to $2.3 million for 1Q18, representing legal costs associated with litigation related to a pre-acquisition matter of a legacy acquired bank that has been resolved. Note: Figures may not total due to rounding.